Exhibit 10.12

This is a translation of the Agreement It is prepared solely for convenience purposes.

Please note that the Hebrew version constitutes the binding version, and in the event of any discrepancy, the Hebrew version shall prevail.

Agreement

Entered into and executed in Tel Aviv on April ___, 2011

Between

Bio Light Israel Life Science Investments Ltd.

5 Shoham Street, Ramat Gan 52521

(hereinafter: the “Company”)

Party of the first part;

And Between

Makov Associates Ltd. (hereinafter: the “Makov Company”)

By Mr. Israel Makov, bearer of I.D. no 005030200 (hereinafter: “Makov”)

Of 20 Hanarkis Street, Karmei Yossef

(hereinafter, the Makov Company and Makov will together be called: “Chairman of the Board” or the “Chairman”)

Party of the Second Part;

Whereas	the Company wishes that Makov serve as acting Chairman of the Board of the Company, subject to receiving the approvals required under the Companies Law, 5759 – 1999 (hereinafter: the “Companies Law”);

And whereas	Makov has consented to provide the Company with consulting services in the position of Chairman of the Board of the Company by means of the Makov Company, in accordance with the terms of this Agreement;

And whereas	the Parties wish to put the terms of the provision of the consulting services by the Makov Company and the appointment of Makov as Chairman of the Board of the Company into writing, as specified below;

Therefore, the Parties declare, stipulate, and agree as follows:

1.	Introduction

1.1.	The introduction to this Agreement constitutes an integral part hereof and shall be read in conjunction with the rest of its clauses.

1.2.	The captions of the sections in this Agreement are for purposes of convenience and location only, and may not be used for purposes of interpretation.

2.	The Chairman’s Declarations

The Chairman hereby confirms and declares as follows –

2.1.	That there is no obstacle, whether based on law or contract and/or any other obstacle of any kind whatsoever to his entering into this Agreement and fulfilling his obligations in full, with all that this involves.

2.2.	That he will notify the Company without delay of any matter or topic regarding which he has a personal interest and/or which is likely to create a conflict of interests with the services he provides to the Company and/or fulfillment of his undertakings under this Agreement.

2.3.	That there was no, and will not be, an employment relationship between him and the Company.

2.4.	That he will provide the Company with the consulting services exclusively by means of Makov personally, and that in the event that the consultant will be unable to provide his services by means of Makov during the course of a continuous period exceeding 60 work days, this Agreement shall be automatically voided.

2.5.	That his activities in other fields of business and the time which he will devote to said activities do not constitute and will not constitute a breach of this Agreement, and this shall not create a conflict of interest with the fulfillment of his position in the Company, according to this Agreement.

3.	The Position

3.1.	As active Chairman of the Board of the Company, Makov shall participate and direct all of the meetings of the Company’s board of directors and the Company’s board of directors’ committees (to which he shall be appointed), and will act to advance and implement the Company’s business strategy, as required from time to time, in accordance with the Company’s needs. Acceptance of appointment as Chairman of the Board of the Company is the same as Makov confirming that he is prepared to dedicate his time and efforts in order to meet the requirements of the law in connection with his service as a director in a publicly held company.

3.2.	In the framework of his aforesaid service, Makov will dedicate the time required for the purpose of fulfilling his position and advancing the Company’s interests and objectives, including assisting in the determination of the Company’s strategy, accompanying and guiding the Company’s management, and assistance in and accompanying the Company in its transactions.

4.	The Consideration

4.1.	The Company will pay the Makov Company the sum of 36,000 (thirty-six thousand) NIS per month (the “Consideration”). The Consideration will be paid in addition to VAT according to its rate as required by law on the date of payment in exchange for a duly prepared tax invoice.

4.2.	In addition, the Chairman will be entitled to reimbursement of expenses paid in the framework of his position as Chairman of the Board, in accordance with the Company’s procedures, including room and board, parking, and so forth, in exchange for presenting the Company with receipts.

4.3.	The Consideration stipulated in this Section 4 is the full Consideration to which the Makov Company and/or Makov will be entitled in connection with the consulting services and Makov’s service as Chairman of the Board of the Company, and is subject to receipt of the approvals required under the Companies Law.

5.	Confidentiality

5.1.	During the course of and because of the fulfillment of his position under this Agreement, the Chairman is expected to receive from the Company and/or be made aware of information of various kinds which is defined as confidential information and which belongs to the Company and/or addresses the Company’s business or other activities as well as those of its subsidiaries and related companies, including – without derogating from the generality of the aforesaid, research, techniques and methodologies, work methods, forecasts and outlooks, research data, existing or planned products, marketing plans, customer and provider lists, financial activities and their results, sources of financing and their terms, the scope of its business, working conditions, wages and other benefits of managers and other employees, plans, specifications, inventions and improvements, ideas, trade secrets, and any other substantive information connected to the Company (the “Information”).

5.2.	The Chairman hereby declares and confirms that he is aware that the Information which is provided to him or of which he will become aware during the course of and/or because of this Agreement is confidential and valuable to the Company, and its disclosure is likely to cause the Company harm.

5.3.	The Chairman undertakes to keep the Information which shall be provided to him and/or brought to his knowledge during the course of and because of the fulfillment of this Agreement and which relates to the Company or its business in absolute confidence, not to disclose it to others, and not to permit its disclosure by others, whether directly or indirectly, other than in the framework of the implementation of the purposes of the Agreement and/or for them, both during the duration of this Agreement as well as after its termination for any reason whatsoever, without limitation in time, other than: information which must be disclosed under the law, information which has entered the public domain, information which the Chairman possesses prior to executing this Agreement, and information provided to the consultant by a third-party who lawfully possesses it and who is not and was not an employee of the Company or its consultant.

6.	Duration of the Agreement

6.1.	The provisions of this Agreement and its terms will apply as of the date of its execution and subject to what is stated in Section 2.5, above, (the “Effective Date”) and will remain in effect for a period which will not exceed five years (hereinafter: the “Engagement Period”). As of the date of the execution of this Agreement, Makov intends to serve in the position of Chairman of the Board of the Company for not less than twenty-four months commencing on the Effective Date.

6.2.	Each Party is entitled to terminate this Agreement by prior written notice of ninety days to the other Party.

7.	The Parties’ Relationship

7.1.	The Chairman shall be considered an independent contractor for all intents and purposes. This Agreement does not create and will not be interpreted as creating an employment relationship between the Company and the Chairman.

7.2.	The Consideration specified in Section 3, above, was calculated in reliance on and on the basis of the assumption that there is no employment relationship between the Chairman of the Board and the Company, and the Company is not bound to social benefit obligations or payments of any kind whatsoever with respect to the Chairman of the Board.

7.3.	The Chairman of the Board hereby undertakes that he shall be precluded and estopped from claiming before any entity, including a court of competent jurisdiction, that during the course of the entire duration of this Agreement, an employment relationship exists and/or existed between him and the Company.

7.4.	Should the Company be obligated to make any payment to the Chairman of the Board and/or his relative with respect to a judicial decision as to the existence of an employment relationship between the Company and the Chairman of the Board, the Chairman of the Board will indemnify the Company with respect to any such payment and/or expense which the Company shall be forced to pay.

8.	Miscellaneous

8.1.	This Agreement is exhaustive of that which is agreed between the Parties, and there shall be no relevance to any negotiation, declaration, representation, undertaking, or agreement made, if made, whether verbally or in writing, whether express or implied, between the Parties prior to the execution of this Agreement.

8.2.	Any tax which shall be imposed on either of the Parties to this Agreement with respect to the contractual engagement herein and its terms, will apply to that same Party and be paid by it.

8.3.	No change to this Agreement shall be valid, and it shall not be possible to change any of its terms other than by a written document bearing the Parties’ signatures. For the avoidance of doubt, it is hereby clarified that none of the terms of this Agreement may be changed through behavior, custom, etc., and any change is subject to approval by the audit committee, the board of directors, and the general meeting of shareholders of the Company.

8.4.	This Agreement shall solely be subject to Israeli law and will be interpreted solely in accordance with the requirements of said law, and all Parties hereby irrevocably agree that the jurisdiction for any matter related to this Agreement is given solely to the courts of competent jurisdiction in the city of Tel Aviv.

8.5.	Notices under this Agreement will be provided in writing to the Parties’ addresses as specified in the introduction, unless any Party gives notice of a change in its address in accordance with the provisions of this Agreement. Any notice sent by registered mail by one Party to its counterpart at said address will be considered as having been received by the addressee within 72 hours of it having been delivered for mailing at the Israel post office, and if hand-delivered – at the time of its delivery, and if sent by facsimile, after having successfully been sent.

In witness whereof, the Parties have signed:

Makov Associates Ltd.	Bio Light Israel Life Science Investments Ltd.

Confirmation

I confirm my undertakings in accordance with what is stated in this Agreement.

Mr. Israel Makov